Exhibit 99.1

First Cash Reports 25% Second Quarter EPS Growth; Raises 2006 Guidance

Company Marks 22nd Consecutive Quarter of Double-Digit Earnings Growth; Record
Store Openings and Record Same-Store Sales Increases Posted

          ARLINGTON, Texas, July 19 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced record-setting second quarter revenues, same-store sales increases, net income, earnings per share and store openings for the three months ended June 30, 2006.  This marked First Cash’s 22nd consecutive quarter of double-digit earnings per share growth.  In addition, the Company has increased its earnings per share guidance for 2006.

Earnings

*

Diluted earnings per share for the second quarter of 2006 were $0.20, a 25% increase compared to diluted earnings per share of $0.16 in the second quarter of 2005.  These results exceeded analysts’ consensus forecast of $0.19 per share.

*	For the six months ending June 30, 2006, diluted earnings per share were $0.43, an increase of 26% over earnings per share of $0.34 for the same period in 2005.

*	Diluted earnings per share for the trailing twelve months ended June 30, 2006 were $0.85, an increase of 27% over $0.67 for the trailing twelve months ended June 30, 2005.

*

Net income for the second quarter of 2006 was $6.5 million, a 24% gain over second quarter 2005 net income of $5.2 million.  Year-to-date net income was $14.1 million, compared to $11.3 million for the first six months of 2005, which represents an increase of 25%.

Revenues

*

Consolidated revenues for the second quarter of 2006 increased 22%, totaling $56.4 million, compared to $46.3 million in the comparative 2005 period.  Year-to-date revenues were $112.1 million, up from $93.3 million in the comparative prior-year period, which represents a 20% increase.

*

Same-store revenues for the second quarter of 2006 increased 15% over the comparable prior-year period.  The same-store revenue increases were realized across all major revenue lines, which include merchandise sales, pawn service fees, payday advance/credit services fees and check cashing fees.

*

Total merchandise sales for the second quarter of 2006 increased 30% over the same quarter of 2005.  Retail sales, which exclude non-retail sales of scrap jewelry, increased by 14% for the quarter as compared to the same prior-year period.  Scrap jewelry sales increased to $8.2 million in the second quarter of 2006, compared to $4.0 million in the second quarter of 2005, due primarily to higher gold prices.

*

Pawn service fees increased 18% in the second quarter of 2006 compared to the prior year.  Aggregate short-term advance and credit services fees increased 11% over the same period, although revenues in the Company’s ten Illinois locations declined due to new payday advance regulations in that state.  Excluding the Illinois locations, revenues from short-term advances and credit services increased by 22% compared to the prior year quarter.  The Company anticipates being able to better address the Illinois issues in future quarters.

New Store Openings

*

A total of 23 new stores were opened during the second quarter of 2006, which is a new record for the Company in a single quarter.  Year-to- date, the Company has opened 43 stores, an increase of 72% over the 25 stores opened in the first half of 2005.

*	The adverse impact on earnings of the 59 new stores opened over the past nine months (October 2005 through June 2006) approximated $0.02 per share for the quarter ended June 30, 2006.

*	The overall store count totals 370 units as of June 30, 2006, a 21% increase over the 307 stores open at June 30, 2005.

Operating Metrics

*

The consolidated operating margin, calculated as income before taxes as a percentage of revenues, was 18.1% in the current quarter, compared to 17.8% for the same period of 2005.  The operating margin for the trailing twelve months ended June 30, 2006 was 19.5%.

* Return on stockholders’ equity increased to 17.4% for the trailing twelve months ended June 30, 2006, compared to 15.8% for the comparable prior-year period.

*

The gross margin on total merchandise sales for the second quarter of 2006 was 42.0%, an improvement over the 40.6% margin recorded in the prior-year quarter.  The retail merchandise sales margin, which excludes sales of scrap jewelry, increased to 45.5% for the second quarter of 2006, compared to 44.6% in the prior year.  Gross margins on sales of scrap jewelry increased from 22.3% in the second quarter of 2005 to 33.1% in the current year period.  The improvement in retail and scrap jewelry margins is due primarily to increased market prices for gold in 2006 as compared to 2005.

*

The payday advance and credit services loss provision for the second quarter of 2006 was 25.4% of fees compared to 22.8% for the comparable prior-year period.  The increase in the provision was primarily related to an increased proportion of new stores, which typically have greater early credit losses and higher charge-offs associated with new customers and employees, and to increased credit losses in the Illinois locations related to the transition to the new payday advance regulations effective in 2006.  Bad debt sales for the second quarter of 2006 were approximately the same as last year.

Financial Position & Liquidity

*

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing twelve-month period ended June 30, 2006 totaled $50.2 million, an increase of 24% over the comparative prior-year period. The Company provides a detailed reconciliation of this non-GAAP financial measure to net income elsewhere in this release.

*

During the second quarter of 2006, the Company completed its 3.2 million share repurchase plan authorized in July 2004 at an average repurchase price of $12.32 per share (split adjusted).  The Board of Directors has subsequently authorized an additional 2.0 million share repurchase.  For the quarter ended June 30, 2006, the Company utilized cash on hand to repurchase a total of 1.3 million shares under the two authorizations.

*

The Company has no outstanding interest-bearing debt.  With total assets of $179 million and total liabilities of $21 million as of June 30, 2006, the ratio of total assets to total liabilities is 9 to 1.  The current ratio stands at 8 to 1 as of June 30, 2006.

2006 Outlook

*

The Company’s previously forecast range for fiscal 2006 diluted earnings per share was $0.93 to $0.94. Based on first-half results, the Company is increasing its 2006 earnings estimate to a range of $0.94 to $0.95 per share.  This revised forecast represents a 24% to 25% increase over 2005 diluted earnings per share.

*

With 43 new stores opened year-to-date, the Company is on track to meet or exceed the upper end of the previously targeted range of 60 to 70 new locations scheduled to be opened in 2006.  The Company expects to continue opening an equal mix of pawn stores in Mexico and payday advance stores in the U.S. during 2006.

          Commentary & Analysis

          Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the Company’s second quarter operating results, “We are extremely pleased with our second quarter and year-to-date operating results.  Revenue and earnings growth remain strong across our diversified product lines and in our key geographic markets.  First Cash continues to maintain industry-leading operating margins, and we expect additional margin growth in the future from the ongoing maturity of newer stores.  In addition, we have significantly stepped up the pace of new store openings thus far in 2006, which should drive accelerated revenue growth later in 2006 and for all of 2007.”

          The Company continues to deliver on its successful long-term expansion strategy driven by new store openings in high-potential markets in both the U.S. and Mexico.  A record 23 stores were opened during the second quarter of 2006, which significantly exceeds the Company’s previous record of 20 store openings achieved in the first quarter of 2006.  Mr. Barron noted, “Our new store openings are ahead of schedule, and we are clearly on track to meet or exceed our 2006 store opening target of 60 to 70 new units.”  New store openings in the second quarter included the Company’s payday advance locations in the U.S. as well as pawn store openings in five different states in Mexico.

          Pawn-related revenues from service charges and merchandise sales increased 27% compared to the same quarter of 2005.  The large base of new and maturing stores in Mexico contributed to pawn revenue growth; in addition, the Company benefited directly from increased market prices for gold through increased sales volume and higher margins for both retail jewelry and scrap jewelry sales.  Domestic payday advance revenues continued to grow at a strong rate as well.

          During the quarter, the Company utilized excess cash flows to repurchase approximately $25 million of common stock.  According to Mr. Barron, “These repurchases demonstrate both the strength of the Company’s balance sheet and management’s confidence in the continued growth and success of First Cash.”

          In summary, Mr. Barron said, “Our first-half results were outstanding.  As we look ahead, First Cash is well-positioned in every respect for continued growth in earnings, revenues and new store locations.  We remain confident and excited about First Cash’s ability to innovate, grow and deliver long-term value to our shareholders.”

          Forward-Looking Information

          This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. (“First Cash” or the “Company”).  Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward- looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results.  Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.  Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, expansion strategy, store openings, loss provisions, future liquidity, option-based compensation expense and cash flows.  These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.  Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release.  Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes or increases in competition, the ability to locate, open and integrate new stores, the ability to operate as a credit services organization in Texas, the ability to successfully refer credit services customers to an independent lender who can provide credit to these customers, new legislative initiatives or governmental regulations, or changes to existing laws and regulations, affecting payday advance businesses, credit services organizations and pawn businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.  These and other risks and uncertainties are indicated in the Company’s 2005 Annual Report on Form 10-K (see “Item 1A. Risk Factors”) and updated in subsequent quarterly reports on Form 10-Q.

          About First Cash

          First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial and credit services products.  The Company owns and operates stores in twelve U.S. states and eight states in Mexico.  First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and financial services kiosks located inside convenience stores.

          First Cash has been recognized for four consecutive years by Forbes magazine as one of its “200 Best Small Companies.”  This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods.  First Cash was also recently ranked for the second consecutive year by Fortune Small Business magazine on the “FSB 100: America’s Fastest-Growing Small Public Companies.”  First Cash’s common stock is traded on the Nasdaq Stock Market under the ticker symbol “FCFS”.  Beginning July 2006, First Cash is included in the new Nasdaq Global Select Market, which has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements.  First Cash is also a component company in the Russell 2000 Index.

STORE COUNT ACTIVITY

          The following table details store openings and closings for the quarter and six months ended June 30, 2006:

	Quarter Ended June 30, 2006			Six Months Ended June 30, 2006

	Pawn Stores	Payday Advance Stores	Total Stores	Pawn Stores	Payday Advance Stores	Total Stores

Total stores, beginning of period	235	113	348	226	102	328
New stores opened	10	13	23	19	24	43
Stores closed or consolidated	(1)	—	(1)	(1)	—	(1)
Total stores, end of period	244	126	370	244	126	370

          For the quarter ended June 30, 2006, the Company’s 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart.  No kiosks were opened or closed during fiscal 2006.

FIRST CASH FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Merchandise sales	$29,353	$22,544	$58,862	$46,781
Pawn service fees	11,334	9,569	22,400	18,523
Short-term advance and credit services fees	14,766	13,262	28,806	25,931
Check cashing fees	748	691	1,634	1,517
Other	174	262	373	575
	56,375	46,328	112,075	93,327
Cost of revenues:
Cost of goods sold	17,017	13,380	34,533	27,970
Short-term advance and credit services loss provision	3,755	3,018	4,539	4,599
Check cashing returned items expense	96	48	190	134
	20,868	16,446	39,262	32,703
Gross profit	35,507	29,882	72,813	60,624
Expenses and other income:
Store operating expenses	18,648	16,164	36,767	31,925
Administrative expenses	5,064	4,209	10,770	8,425
Depreciation	1,895	1,370	3,600	2,662
Interest income	(329)	(87)	(550)	(171)
	25,278	21,656	50,587	42,841
Income before income taxes	10,229	8,226	22,226	17,783
Provision for income taxes	3,734	3,003	8,109	6,491
Net income	$6,495	$5,223	$14,117	$11,292
Net income per share:
Basic	$0.20	$0.17	$0.44	$0.36
Diluted	$0.20	$0.16	$0.43	$0.34
Weighted average common shares outstanding:
Basic	31,758	31,358	31,802	31,741
Diluted	33,209	32,834	33,158	33,430

FIRST CASH FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,

	2006	2005

	(unaudited, in thousands)
Assets:
Cash and cash equivalents	$28,770	$19,092
Service fees receivable	4,499	4,776
Pawn receivables	30,713	26,924
Short-term advance receivables	5,352	14,068
Inventories	21,439	18,451
Prepaid expenses and other current assets	6,651	3,964
Total current assets	97,424	87,275
Property and equipment, net	27,004	21,367
Goodwill	53,237	53,237
Other	1,132	905
	$178,797	$162,784
Liabilities and stockholders’ equity:
Accounts payable	$902	$1,346
Accrued liabilities	10,725	6,969
Total current liabilities	11,627	8,315
Deferred income taxes payable	9,035	8,913
Total liabilities	20,662	17,228
Stockholders’ equity	158,135	145,556
	$178,797	$162,784

FIRST CASH FINANCIAL SERVICES, INC.

          Unaudited Non-GAAP Financial Information - EBITDA

          EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing the Company’s financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.  EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.  The following table provides a reconciliation of net income to EBITDA (amounts in thousands):

	Twelve Months Ended June 30,

	2006	2005

Net income	$28,208	$22,574
Adjustments:
Interest expense	—	30
Interest income	(696)	(206)
Income taxes	15,913	13,122
Depreciation	6,742	4,926
Earnings before interest, income taxes, depreciation and amortization	$50,167	$40,446

          Option-Based Compensation Expense - Adoption of FAS 123R

          The Company adopted FAS 123R - Share-Based Payments effective January 1, 2006 under which it now records compensation expense related to the issuance and vesting of employee stock option awards.  The 2006 first and second quarter administrative expenses include approximately $506,000 and $16,000, respectively, of option-based compensation expense, of which approximately $490,000 resulted from the accelerated performance-based vesting of certain option awards.  The adoption of FAS 123R reduced 2006 first and second quarter net income, net of income tax benefit, by approximately $330,000 and $10,000, respectively.

          As of June 30, 2006, there are no outstanding, unvested stock options with performance-based accelerated vesting features.  The Company projects that additional option-based compensation expense, net of tax benefit, in the third and fourth quarters of 2006 will be approximately $10,000 per quarter.

SOURCE  First Cash Financial Services, Inc.
          -0-                                         07/19/2006
          /CONTACT:  Rick Wessel, President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
          /Web site:  http://www.firstcash.com /